Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 17, 2019 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2018.

Unitholders of record on January 30, 2019 will receive a distribution amounting to $2,465,000 or $0.145 per unit, payable February 14, 2019.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	127,081
Natural gas (Mcf)	77,731
Total (BOE)	140,036
Average sales prices:
Oil (per Bbl)	$63.18
Natural gas (per Mcf)	$3.37
Gross proceeds:
Oil sales	$8,028,371
Natural gas sales	262,183
Total gross proceeds	$8,290,554
Costs:
Lease operating expenses	$3,245,801
Production and property taxes	754,851
Development expenses	1,027,239
Total costs	$5,027,891
Net proceeds	$3,262,663
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$2,610,130
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$2,610,130
Provision for estimated Trust expenses	(145,130)
Net cash proceeds available for distribution	$2,465,000

VOC Brazos Energy Partners, L.P. (“VOC Brazos”) has reported to the Trustee that it has entered into a joint venture agreement with MD America Energy, LLC (“MD America”) to develop the lower EagleBine interval, also referred to as the Lower Woodbine Organic Shale (“LWOS”), within the north half of the Kurten Woodbine Unit (the “North Contract Area”).  Under the terms of the joint venture agreement, MD America may carry VOC Brazos for its share of drilling and completion costs for up to four LWOS wells (the “MD Earning Wells”), with the first MD Earning Well to be spud by December 31, 2018 and the fourth MD Earning Well to be spud by November 20, 2020.  In exchange, MD America has the opportunity to earn a working interest representing 50% of VOC Brazos’ interest in each MD Earning Well and up to a 50% interest in VOC Brazos’ acreage in the North Contract Area. After the MD Earning Wells are completed, MD America also has the right to propose and drill up to three LWOS wells per year.  MD America spudded the first MD Earning Well on November 20, 2018 and, as of the date of this press release, MD America has also drilled and set production casing with completion expected to occur later this year.  The joint venture agreement with MD America covering the North Contract Area is separate from the previously reported joint venture agreement with Hawkwood Energy East Texas, LLC (“Hawkwood Energy”) to develop the LWOS within the south half of the Kurten Woodbine Unit (the “South Contract Area”), whereby Hawkwood Energy may carry VOC Brazos for its share of drilling and completion costs for up to four LWOS wells (the “Hawkwood Earning Wells”).

VOC Brazos is evaluating the potential economic benefits associated with development of the LWOS and pad drilling in the upper EagleBine interval. If these activities are pursued, with the exception of the MD and Hawkwood Earning Wells in which MD America and Hawkwood Energy would carry VOC Brazos for its share of drilling and completion costs, such activities would result in increased development costs burdening the net profits interest of the Trust relative to historical development costs. As a result of such increased development costs, cash available for distributions by the Trust would be temporarily reduced until anticipated production from the various development efforts in the Kurten Woodbine Unit can be brought on-line. To address these emerging opportunities, VOC Brazos will continue to evaluate the appropriate strategy and capital plan to fund development for the Trust.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2018.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

601 Travis Street, Floor 16, Houston, TX 77002